                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K/A

                               (Amendment No. 2)

                                 CURRENT REPORT
                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

               Date of Report (Date of earliest event reported):
                    September 28, 2001 (September 10, 2001)

                         PERFORMANCE FOOD GROUP COMPANY
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             (Exact name of registrant as specified in its charter)

        Tennessee                       0-22192                 54-0402940
----------------------------    ------------------------     ----------------
(State or other jurisdiction    (Commission File Number)     (I.R.S. Employer
      of incorporation)                                     Identification No.)

12500 West Creek Parkway, Richmond, Virginia               23238
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  (Address of principal executive offices)               (Zip Code)

       Registrant's telephone number, including area code: (804) 484-7700

                                 Not Applicable
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          (Former name or former address, if changed since last report)


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         Amendment No. 2 to the Company's Current Report on Form 8-K is being filed to incorporate by reference herein certain updated unaudited pro forma financial information related to the Company and its concurrent offerings of common stock and convertible subordinated notes and its acquisition of Fresh Express (as defined below). The Company is also filing herewith a Statement of Eligibility of Trustee relating to the offering of convertible subordinated notes.

Item 2.  Acquisition or Disposition of Assets.

         Performance Food Group Company, a Tennessee corporation (the "Company"), has entered into an agreement to acquire the business described below. Although the filing of this Current Report on Form 8-K is not required until fifteen days following the consummation of the transaction, the Company filed the report because consummation of the acquisition is probable.

         On August 9, 2001, the Company entered into an Agreement and Plan of Merger by and among Fresh International Corp., a Delaware corporation ("Fresh Express"), the Company and PFGC Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of the Company ("Acquisition Sub") (the "Agreement"). Pursuant to the Agreement, the Company will acquire Fresh Express through the merger of Acquisition Sub with and into Fresh Express.

         The aggregate consideration that will be paid by the Company will be approximately $301.1 million, including the repayment of net debt outstanding and the assumption of certain liabilities, payable in cash. The actual purchase price for Fresh Express is subject to adjustments, which are payable in cash, based upon, among other things, Fresh Express' net worth as of the closing date. The Company currently estimates that it will have to pay approximately $16.0 million in additional purchase price as a result of this net worth adjustment, which amount has been included in the assumed acquisition price of $301.1 million. This amount may be increased or decreased subsequent to the closing date based upon a post-closing review of Fresh Express' net worth as of the closing date. In addition, the Company is obligated to pay the former stockholders of Fresh Express, as additional purchase price, up to $10.0 million in cash if Fresh Express achieves certain operating targets during a three-year period following closing of the acquisition.

         At the closing, the Company will deliver $15.0 million of the purchase price into an escrow account under the terms and conditions of a separate agreement between the former stockholders of Fresh Express, the Company and the escrow agent to secure the obligations of the former stockholders of Fresh Express to indemnify the Company or Acquisition Sub under the terms of the Agreement (the "Escrow Agreement"). Cash delivered pursuant to the Escrow Agreement may be returned to the Company if the stockholders of Fresh Express have an obligation to indemnify the Company or Acquisition Sub under the terms of the Agreement, in most instances, prior to the first anniversary of the closing.

         The assets to be acquired as a result of the acquisition of Fresh Express are used by Fresh Express at its Salinas, California, Colorado Springs, Colorado, Atlanta, Georgia, Chicago, Illinois and Greencastle, Pennsylvania facilities in its packaged salad business, which the Company will continue. The consideration payable under the Agreement was determined through arm's length negotiations between the Company and the Fresh Express stockholders.

Item 7. Financial Statements, Pro Forma Information and Exhibits.

(b) The Company incorporates by reference herein the following updated unaudited pro forma financial information which is included under the caption "Unaudited Pro Forma Condensed Consolidated Financial Statements" in each of the Company's Preliminary Prospectus Supplements, which together with the applicable Prospectus were filed with the SEC on September 28, 2001:

         - Unaudited Pro Forma Condensed Consolidated Balance Sheet as of June 30, 2001;

         - Unaudited Pro Forma Condensed Consolidated Statement of Earnings for the six months ended June 30, 2001;

         - Unaudited Pro Forma Condensed Consolidated Statement of Earnings for 2000; and

         - Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.


(c)      Exhibits:

         (2) Agreement and Plan of Merger, dated as of August 9, 2001, by and among Fresh International Corp., Performance Food Group Company and PFGC Acquisition, Inc. (Pursuant to Item 601(b)(2) of Regulation S-K, the schedules of this agreement are omitted, but will be provided supplementally to the Commission upon request.)*

         (23.1)   Consent of Deloitte & Touche LLP*

         (25.1)   Statement of Eligibility of Trustee.

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* Previously filed.
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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                       PERFORMANCE FOOD GROUP COMPANY



Date: September 28, 2001               By: /s/ Roger L. Boeve
                                          --------------------------------------
                                          Roger L. Boeve
                                          Executive Vice President and
                                          Chief Financial Officer

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                                  EXHIBIT INDEX

No.                                   Exhibit
---                                   -------
 2        Agreement and Plan of Merger, dated as of August 9, 2001, by and among Fresh International Corp., Performance Food Group
          Company and PFGC Acquisition, Inc. (Pursuant to Item 601(b)(2)
          of Regulation S-K, the schedules of this agreement are
          omitted, but will be provided supplementally to the Commission upon request.)*

23.1      Consent of Deloitte & Touche LLP*

25.1      Statement of Eligibility of Trustee.

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* Previously filed.